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                                                                    EXHIBIT 11.1

                             MAI SYSTEMS CORPORATION
                     COMPUTATION OF INCOME (LOSS) PER SHARE
         Years ended December 31, 1994 and 1995 (as restated) and 1996



                                                   1994      1995      1996
                                                --------  --------  --------
                                            (in thousands, except per share data)
Income before extraordinary item                $  3,628  $  8,623  $(13,487)

Extraordinary item                                   916     1,566        --
                                                --------  --------  --------
Net income (loss)                               $  4,544  $ 10,189  $(13,487)
                                                ========  ========  ========
Number of shares of Common Stock expected
  to be issued pursuant to the Plan of
  Reorganization                                   6,820     6,820     6,820

Weighted average number of
  shares of Common Stock issued during the year       --        --       489

Weighted average number of shares of Common
  Stock equivalents outstanding                       --       904        --
                                                --------  --------  --------
                                                   6,820     7,724     7,309
                                                ========  ========  ========
Primary and fully diluted income (loss) per
  share of Common Stock:
Income (loss) before extraordinary item         $   0.53  $   1.12  $  (1.85)
Extraordinary item                                  0.14      0.20        --
                                                --------  --------  --------
Net income (loss)                               $   0.67  $   1.32  $  (1.85)
                                                ========  ========  ========